Exhibit 99
TI reports 1Q13 financial results and shareholder returns

Conference call on TI website at 4:30 p.m. Central time today

www.ti.com/ir

DALLAS (April 22, 2013) – Texas Instruments Incorporated (TI) (NASDAQ: TXN) today announced first-quarter revenue of $2.89 billion, net income of $362 million and earnings per share of 32 cents.

Regarding the company’s performance and returns to shareholders, Rich Templeton, TI’s chairman, president and CEO, made the following comments:

•
“Our revenue and earnings ended the quarter at the high end of our expected range.  Customers continued to operate in a real-time mode, maintaining minimal component inventory and ordering parts as they were needed.  Our short product lead times, well-positioned inventory and ready manufacturing capacity allow us to respond rapidly to changes in demand.

•	“TI is now firmly rooted in Analog and Embedded Processing, and in the first quarter these segments contributed 77 percent of our revenue – a full five points more than a year ago.

•
“Our business model generates strong cash flow from operations.  Free cash flow* for the trailing 12 months was almost $3 billion, up 16 percent compared with a year ago.  Further, free cash flow comprised 23 percent of revenue, which is consistent with our target of 20-25 percent.  Free cash flow is well in excess of net income, and we expect it to remain so for some time as non-cash expenses are included in net income.

•
“In the quarter, we announced a 33 percent increase in our dividend to $1.12 per share annualized, and we added another $5 billion to our stock repurchase authorization.  Both increases reflect our confidence in the long-term sustainability of our Analog and Embedded Processing business model.

•
“We returned $911 million to shareholders through dividends and share repurchases in the first quarter.  For the trailing 12 months, the return to shareholders totaled $3 billion, or 107 percent of free cash flow, consistent with our intention to return all our free cash flow to shareholders except what is needed to repay debt.

•
“Our balance sheet remains strong, with $3.9 billion of cash and short-term investments on hand at the end of the quarter, 84 percent of which is owned by the company’s U.S. entities.  Inventory was 101 days, down from 105 a year ago.”

* Non-GAAP; Free cash flow is Cash flow from operations less Capital expenditures.

Earnings summary

Amounts are in millions of dollars, except per-share amounts.

	1Q13	1Q12	Change
Revenue	$2,885	$3,121	-8%
Operating profit	$395	$397	-1%
Net income	$362	$265	37%
Earnings per share	$.32	$.22	45%

Net income included a discrete tax benefit of $65 million associated with the retroactive reinstatement of the federal R&D tax credit, which was signed into law in January 2013.

Cash generation

Amounts are in millions of dollars.

		Trailing 12 months
	1Q13	1Q13	1Q12	Change
Cash flow from operations	$360	$3,324	$3,188	4%
Capital expenditures	$84	$476	$725	-34%
Free cash flow	$276	$2,848	$2,463	16%
Free cash flow % of revenue		23%	18%

Capital expenditures for the trailing 12 months were 4 percent of revenue, consistent with the company’s model.

Cash return

Amounts are in millions of dollars.

		Trailing 12 months
	1Q13	1Q13	As a Percentage of Free Cash Flow
Dividends paid	$232	$856	30%
Share repurchases	$679	$2,179	77%
Total cash returned	$911	$3,035	107%

Outlook

For the second quarter of 2013, TI expects:

•	Revenue: $2.93 – 3.17 billion
•	Earnings per share: $0.37 – 0.45

Revenue from legacy wireless products is expected to decline by about $60 million sequentially at the middle of this range.  The company previously announced that it is winding down investment in these products for the smartphone and consumer tablet markets.

TI will update its second-quarter outlook on June 10, 2013.

For the full year of 2013, TI expects approximately the following:

•	R&D expense: $1.5 billion, down from the prior estimate of $1.6 billion
•	Capital expenditures: $0.5 billion, unchanged
•	Depreciation: $0.9 billion, unchanged
•	Annual effective tax rate: 22 percent, unchanged

Consolidated Statements of Income
(Millions of dollars, except share and per-share amounts)

	For Three Months Ended

	Mar. 31, 2013	Mar. 31, 2012	Dec. 31, 2012

Revenue	$2,885	$3,121	$2,979
Cost of revenue	1,511	1,590	1,534
Gross profit	1,374	1,531	1,445
Research and development (R&D)	419	509	425
Selling, general and administrative (SG&A)	459	462	430
Acquisition charges	86	153	88
Restructuring charges/other	15	10	363
Operating profit	395	397	139
Other income (expense), net	2	(14)	39
Interest and debt expense	23	21	23
Income before income taxes	374	362	155
Provision (benefit) for income taxes	12	97	(109)
Net income	$362	$265	$264

Earnings per common share:
Basic	$.32	$.23	$.23
Diluted	$.32	$.22	$.23

Average shares outstanding (millions):
Basic	1,107	1,143	1,113
Diluted	1,123	1,165	1,124

Cash dividends declared per share of common stock	$.21	$.17	$.21

Percentage of revenue:
Gross profit	47.6%	49.0%	48.5%
R&D	14.5%	16.3%	14.3%
SG&A	15.9%	14.8%	14.4%
Operating profit	13.7%	12.7%	4.7%

As required by accounting rule ASC 260, net income allocated to unvested restricted stock units (RSUs), on which we pay dividend equivalents, is excluded from the calculation of EPS.  The amount excluded is $7 million, $4 million and $4 million for the quarters ending March 31, 2013, March 31, 2012, and December 31, 2012, respectively.

Consolidated Balance Sheets
(Millions of dollars, except share amounts)

	Mar. 31, 2013	Mar. 31, 2012	Dec. 31, 2012
Assets
Current assets:
Cash and cash equivalents	$1,393	$1,193	$1,416
Short-term investments	2,469	1,572	2,549
Accounts receivable, net of allowances of ($26), ($32) and ($31)	1,333	1,478	1,230
Raw materials	99	114	116
Work in process	930	996	935
Finished goods	671	743	706
Inventories	1,700	1,853	1,757
Deferred income taxes	1,051	1,192	1,044
Prepaid expenses and other current assets	259	303	234
Total current assets	8,205	7,591	8,230
Property, plant and equipment at cost	6,773	6,840	6,891
Less accumulated depreciation	(3,034)	(2,562)	(2,979)
Property, plant and equipment, net	3,739	4,278	3,912
Long-term investments	204	239	215
Goodwill, net	4,362	4,452	4,362
Acquisition-related intangibles, net	2,473	2,815	2,558
Deferred income taxes	264	302	280
Capitalized software licenses, net	169	201	142
Overfunded retirement plans	62	37	68
Other assets	223	94	254
Total assets	$19,701	$20,009	$20,021

Liabilities and Stockholders’ Equity
Current liabilities:
Commercial paper borrowings	$--	$700	$--
Current portion of long-term debt	1,500	378	1,500
Accounts payable	440	589	444
Accrued compensation	365	382	524
Income taxes payable	109	106	79
Deferred income taxes	2	2	2
Accrued expenses and other liabilities	694	754	881
Total current liabilities	3,110	2,911	3,430
Long-term debt	4,183	4,207	4,186
Underfunded retirement plans	258	684	269
Deferred income taxes	598	620	572
Deferred credits and other liabilities	600	516	603
Total liabilities	8,749	8,938	9,060
Stockholders’ equity:
Preferred stock, $25 par value. Authorized – 10,000,000 shares. Participating cumulative preferred. None issued.	--	--	--
Common stock, $1 par value. Authorized – 2,400,000,000 shares. Shares issued: Mar. 31, 2013 – 1,740,815,939; Mar. 31, 2012 – 1,740,814,489; Dec. 31, 2012 – 1,740,815,939	1,741	1,741	1,741
Paid-in capital	1,049	1,112	1,176
Retained earnings	27,330	26,345	27,205
Less treasury common stock at cost: Shares: Mar. 31, 2013 – 631,661,551; Mar. 31, 2012 – 596,461,198; Dec. 31, 2012 – 632,636,970	(18,518)	(17,385)	(18,462)
Accumulated other comprehensive income (loss), net of taxes	(650)	(742)	(699)
Total stockholders’ equity	10,952	11,071	10,961
Total liabilities and stockholders’ equity	$19,701	$20,009	$20,021

Consolidated Statements of Cash Flows
(Millions of dollars)

	For Three Months Ended
	Mar. 31, 2013	Mar. 31, 2012	Dec. 31, 2012
Cash flows from operating activities:
Net income	$362	$265	$264
Adjustments to net income:
Depreciation	228	243	232
Amortization of acquisition-related intangibles	85	86	85
Stock-based compensation	75	69	64
Gains on sales of assets	(3)	--	--
Deferred income taxes	15	(4)	(72)
Increase (decrease) from changes in:
Accounts receivable	(112)	63	381
Inventories	57	(91)	91
Prepaid expenses and other current assets	21	5	147
Accounts payable and accrued expenses	(244)	(37)	222
Accrued compensation	(154)	(211)	(41)
Income taxes payable	29	67	(52)
Changes in funded status of retirement plans	29	26	(257)
Other	(28)	(32)	21
Cash flows from operating activities	360	449	1,085

Cash flows from investing activities:
Capital expenditures	(84)	(103)	(96)
Proceeds from asset sales	18	--	--
Purchases of short-term investments	(536)	(242)	(661)
Proceeds from short-term investments	615	613	559
Purchases of long-term investments	--	(1)	--
Proceeds from long-term investments	9	3	9
Cash flows from investing activities	22	270	(189)

Cash flows from financing activities:
Repayment of commercial paper borrowings	--	(300)	--
Dividends paid	(232)	(195)	(235)
Stock repurchases	(679)	(300)	(600)
Proceeds from common stock transactions	454	259	133
Excess tax benefit from share-based payments	52	18	12
Cash flows from financing activities	(405)	(518)	(690)
Net change in cash and cash equivalents	(23)	201	206
Cash and cash equivalents, beginning of period	1,416	992	1,210
Cash and cash equivalents, end of period	$1,393	$1,193	$1,416

Certain amounts in prior periods' financial statements have been reclassified to conform to the current presentation.

1Q13 segment results

Beginning with this financial report, TI has transitioned its segment reporting to align with the company’s strategic focus and new organizational structure.  The Wireless segment has been eliminated, as the company has announced that it is winding down investment in Wireless products for the smartphone and consumer tablet markets.  Financial results for these legacy wireless products are included in the Other segment.  Financial results for Wireless products that address embedded applications, a strategic focus for the company, are reported in the Embedded Processing segment.  In addition, some products, mostly RFID products used in automotive applications, were moved from the Other segment into Embedded Processing.  Historical information for the new segment structure is available at ti.com/ir.

	1Q13	1Q12	Change	4Q12	Change
Analog:
Revenue	$1,648	$1,686	-2%	$1,669	-1%
Operating profit	$300	$335	-10%	$419	-28%
Embedded Processing:
Revenue	$561	$540	4%	$546	3%
Operating profit	$7	$35	-80%	$11	-36%
Other:
Revenue	$676	$895	-24%	$764	-12%
Operating profit (loss)*	$88	$27	226%	$(291)	n/a
*  Includes Acquisition charges and Restructuring charges/other.

Analog:  (includes High Volume Analog & Logic, Power Management, High Performance Analog and Silicon Valley Analog)
•
Compared with a year ago, revenue decreased due to lower Silicon Valley Analog revenue.  High Volume Analog & Logic revenue and High Performance Analog revenue also declined while revenue from Power Management increased.

•
Compared with the prior quarter, revenue was about even as lower revenue from High Volume Analog & Logic and Power Management was offset by higher revenue from Silicon Valley Analog and High Performance Analog.

•	Operating profit decreased from a year ago primarily due to lower revenue and associated gross profit. Operating profit declined from the prior quarter primarily due to higher operating expenses.

Embedded Processing:  (includes Processors, Microcontrollers and Connectivity)
•	Compared with the year-ago quarter, the increase in revenue was primarily due to higher Microcontroller revenue. Revenue from Connectivity also increased, while Processor revenue was about even.
•	Compared with the prior quarter, revenue increased due to Microcontrollers. Processor revenue declined while Connectivity revenue was about even.
•	Operating profit declined from a year ago primarily due to lower gross profit. Operating profit decreased from the prior quarter due to higher operating expenses.

Other:  (includes DLP® products, custom ASIC products, calculators, royalties and legacy wireless products)
•
Compared with the year-ago quarter, revenue declined primarily due to lower revenue from legacy wireless products.  The year-ago quarter also included proceeds that did not recur from business interruption insurance associated with the Japan earthquake.  Revenue from custom ASIC products and calculators also declined.  Revenue from DLP products and royalties increased.

•
Compared with the prior quarter, revenue declined primarily due to lower revenue from legacy wireless products.  Revenue from custom ASIC products and royalties also declined.  Revenue from calculators increased and from DLP products was about even.

•	Operating profit increased from a year ago primarily due to lower operating expenses. Operating profit increased from the prior quarter due to lower restructuring charges.

Non-GAAP financial information

This earnings release includes references to free cash flow and various ratios based on that measure. These are financial measures that were not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP measures).  Free cash flow was calculated by subtracting Capital expenditures from the most directly comparable GAAP measure of Cash flows from operating activities (also referred to as Cash flow from operations).

The free cash flow measures were compared to the following GAAP items to determine the various non-GAAP ratios presented below and referred to in the release:  Revenue, Dividends paid and Stock repurchases.  Reconciliation to the most directly comparable GAAP-based ratios is provided in the table below.

The company believes all of these non-GAAP measures provide insight into its liquidity, its cash-generating capability and the amount of cash available to return to investors as well as insight into its financial performance.  These non-GAAP measures are supplemental to the comparable GAAP measures.

TEXAS INSTRUMENTS INCORPORATED
(Millions of dollars)

	For the Twelve Months Ended Mar. 31, 2013	As a Percentage of Revenue

Revenue	$12,589

Cash flow from operations (GAAP)	$3,324	26%
Less Capital expenditures	476	4%
Free cash flow (non-GAAP)	$2,848	23%

The Cash flow from operations and Capital expenditures as a percentage of Revenue provided in the above chart will not calculate to the free cash flow as a percentage of Revenue due to rounding.

	For the Twelve Months Ended Mar. 31, 2013	As a Percentage of Cash Flow from Operations (GAAP)	As a Percentage of Free Cash Flow (Non-GAAP)

Dividends paid	$856	26%	30%
Stock repurchases	2,179	66%	77%
Total cash returned	$3,035	91%	107%

The Dividends paid and Stock repurchases as a percentage of Cash flow from operations provided in the above chart will not sum to the total cash returned as a percentage of Cash flow from operations due to rounding.

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Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements generally can be identified by phrases such as TI or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import.  Similarly, statements herein that describe TI’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of TI or its management:

•	Market demand for semiconductors, particularly in key markets such as communications, computing, industrial, consumer electronics and automotive;
•
TI’s ability to maintain or improve profit margins, including its ability to utilize its manufacturing facilities at sufficient levels to cover its fixed operating costs, in an intensely competitive and cyclical industry;

•	TI’s ability to develop, manufacture and market innovative products in a rapidly changing technological environment;
•	TI’s ability to compete in products and prices in an intensely competitive industry;
•	TI’s ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;
•	Expiration of license agreements between TI and its patent licensees, and market conditions reducing royalty payments to TI;
•
Economic, social and political conditions in the countries in which TI, its customers or its suppliers operate, including security risks, health conditions, possible disruptions in transportation, communications and information technology networks and fluctuations in foreign currency exchange rates;

•	Natural events such as severe weather and earthquakes in the locations in which TI, its customers or its suppliers operate;
•	Availability and cost of raw materials, utilities, manufacturing equipment, third-party manufacturing services and manufacturing technology;
•
Changes in the tax rate applicable to TI as the result of changes in tax law, the jurisdictions in which profits are determined to be earned and taxed, the outcome of tax audits and the ability to realize deferred tax assets;

•
Changes in laws and regulations to which TI or its suppliers are or may become subject, such as those imposing fees or reporting or substitution costs relating to the discharge of emissions into the environment or the use of certain raw materials in our manufacturing processes;

•	Losses or curtailments of purchases from key customers and the timing and amount of distributor and other customer inventory adjustments;
•	Customer demand that differs from our forecasts;
•	The financial impact of inadequate or excess TI inventory that results from demand that differs from projections;
•	Impairments of our non-financial assets;
•	Product liability or warranty claims, claims based on epidemic or delivery failure or recalls by TI customers for a product containing a TI part;
•	TI’s ability to recruit and retain skilled personnel;
•	Timely implementation of new manufacturing technologies and installation of manufacturing equipment, and the ability to obtain needed third-party foundry and assembly/test subcontract services;
•	TI’s obligation to make principal and interest payments on its debt;
•
TI’s ability to successfully integrate and realize opportunities for growth from acquisitions, and our ability to realize our expectations regarding the amount and timing of restructuring charges and associated cost savings; and

•	Breaches of our information technology systems.

For a more detailed discussion of these factors, see the Risk Factors discussion in Item 1A of TI’s Form 10-K for the year ended December 31, 2012.  The forward-looking statements included in this release are made only as of the date of this release, and TI undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

About Texas Instruments

Texas Instruments Incorporated (TI) is a global semiconductor design and manufacturing company that develops analog ICs and embedded processors.  By employing the world’s brightest minds, TI creates innovations that shape the future of technology.  TI is helping more than 100,000 customers transform the future, today.  Learn more at www.ti.com.

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